Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Albany Molecular Research, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and related financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, Prime European Therapeuticals S.p.A.’s (the Acquired Business) internal control over financial reporting associated with assets representing 27% of consolidated total assets and revenues representing 23% of consolidated total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Albany Molecular Research, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquired Business.

/s/ KPMG LLP

Albany, New York
March 16, 2017